Third Quarter 2024 Highlights November 7, 2024

To Our Stakeholders, During the third quarter, we concluded another successful summer peak season with Vacasa serving nearly 400,000 guest reservations and generating over $300 million in income for our homeowners. The summer season provides our guests with some of the most meaningful and enjoyable weeks of the year, and we are proud to be able to help them create memories and cherish moments together. The summer season is also a demanding period for our local teams, as they work to meet our guests’ needs, while balancing high occupancy, same-day turnovers, and extensive to-do lists. We are deeply grateful for the dedication of our local team members, who delivered exceptional hospitality throughout the summer, and embodied our mission of Bringing Vacations Home. We believe our operational success during summer peak season offers an early proof point that the business transformation we are driving—giving local teams greater autonomy over various aspects of their markets, including input into the types of homes brought onto our platform, setting and managing expense targets, and moving more approval processes and accountability from headquarters to our local teams—is working. We believe these changes are delivering a strong hospitality experience for both our homeowners and our guests, as well as improving guest satisfaction and review scores on our channel partners’ websites. By empowering teams to make market-level decisions, we believe we’re also driving greater efficiency in our operations. We’ve also refined our sales approach by aligning our sales executives with our regional teams, to allow them to collaborate more closely on home acquisition at the local level. We are focusing our sales efforts on not just any home, but on the homes that our local teams know how to service, have guest appeal, and, ultimately, on homes with attractive revenue potential. On the product side, we are continuing to develop tools to enhance the owner experience— whether directly in our owner-facing platform or by advancing the tools used by our teams who support our homeowners and their guests. This past quarter, we began leveraging artificial intelligence to more efficiently deliver information and context to our owner and guest-facing teams, enabling them to resolve issues faster and improve service outcomes. 2Third Quarter 2024

3Third Quarter 2024 Business Update (continued) We are pleased with the progress we’ve made this quarter, as we continue localizing our operations to better serve our owners and guests. We’ve reduced our corporate footprint and driven efficiency across our local market operations, while increasing guest satisfaction and review scores. We believe this is the formula to deliver better results for our owners and guests, and we’re committed to that path. While we are executing well against what we can control, the short-term rental industry continues to adjust to softening demand for domestic, non-urban vacation rentals, as well as increases in the supply of short-term rental units. These trends continue to put real pressure on our business. Nonetheless, based on our and industry data, we continue to believe that Vacasa listings are generating more gross bookings per home, on average, than the industry. Financial Discussion During the third quarter of 2024, Gross Booking Value reached $670 million, down 19% compared to the same quarter last year, driven by a 21% year-over-year decrease in Nights Sold and a 2% increase in Gross Booking Value per Night Sold. We finished the third quarter with approximately 38,000 homes on our platform, down from approximately 42,000 at the end of the third quarter last year, reflecting the ongoing churn dynamic that we have been seeing. Revenue, which consists primarily of our commission on the rents we generate for homeowners, the fees we collect from guests, and Revenue from home care solutions provided directly to our homeowners, was $314 million in the third quarter, a 17% decrease compared to the same quarter last year. Net Income was $59 million for the third quarter of 2024, compared to a Net Loss of $402 million in the same period last year. Adjusted EBITDA was $69 million for the third quarter of 2024, compared to $74 million in the same period last year, representing a $5 million decline in Adjusted EBITDA versus a $65 million decline in Revenue, compared to the same quarter last year, reflecting our restructuring action in May and expense discipline.

Outlook We continue to experience bookings weakness in terms of both price, or GBV per Night Sold, and utilization, or Nights Sold per Home, in the fourth quarter. The ongoing industry dynamics, and their impact on bookings variability and average Gross Booking Value per Home, as well as continued elevated churn creates a wide range of potential outcomes for Revenue, and in-turn, Adjusted EBITDA. As a result, at this point, it remains difficult to provide guidance for the remainder of 2024. However, we still do not anticipate reaching Adjusted EBITDA profitability this year. Earnings Call We will host a call on November 7, 2024, at 2:00 p.m. PT / 5:00 p.m. ET to discuss these results in more detail. A link to the live webcast will be made available on Vacasa’s Investor Relations website at investors.vacasa.com. A replay of the webcast will be available for one year, shortly after the webcast concludes. Sincerely, Rob Greyber, CEO Bruce Schuman, CFO 4Third Quarter 2024

5 Condensed Consolidated Statements of Operations (in thousands, except per share data, unaudited) Third Quarter 2024 Three Months Ended September 30, Nine Months Ended September 30, 2024 2023 2024 2023 Revenue $314,048 $379,077 $772,496 $940,510 Operating costs and expenses: Cost of revenue, exclusive of depreciation and amortization shown separately below(1) 126,415 150,789 351,483 417,046 Operations and support(1) 54,459 64,998 171,937 187,662 Technology and development(1) 9,563 16,026 41,504 45,900 Sales and marketing(1) 39,940 57,658 132,526 171,559 General and administrative(1) 22,127 19,328 64,649 61,402 Depreciation 4,992 5,204 12,405 15,597 Amortization of intangible assets 1,965 15,266 13,063 46,143 Impairment of long-lived assets - 46,000 84,000 46,000 Impairment of goodwill - 411,000 - 411,000 Total operating costs and expenses 259,461 786,269 871,567 1,402,309 Income (loss) from operations 54,587 (407,192) (99,071) (461,799) Interest income 1,740 2,349 3,707 6,022 Interest expense (2,892) (561) (3,845) (1,873) Other income, net 4,598 1,823 4,793 5,597 Income (loss) before income taxes 58,033 (403,581) (94,416) (452,053) Income tax benefit (expense) 1,226 1,123 (339) 341 Net income (loss) $59,259 ($402,458) ($94,755) ($451,712) Less: Net income (loss) attributable to redeemable noncontrolling interests 17,812 (174,266) (41,669) (196,607) Net income (loss) attributable to Class A Common Stockholders $41,447 ($228,192) ($53,086) ($255,105) Net income (loss) per share of Class A Common Stock: Basic $2.22 ($18.37) ($3.61) ($21.07) Diluted $2.10 ($18.37) ($3.61) ($21.07) Weighted-average shares of Class A Common Stock used to compute net income (loss) per share: Basic 15,706 12,419 14,725 12,108 Diluted 19,978 12,419 14,725 12,108 (1) Includes equity-based compensation expense as follows: Cost of revenue $9 $29 $38 $91 Operations and support 139 390 346 1,117 Technology and development 380 647 1,457 1,550 Sales and marketing 74 460 561 2,004 General and administrative 1,861 2,448 5,240 7,243 Total equity-based compensation expense $2,463 $3,974 $7,642 $12,005

6 Condensed Consolidated Balance Sheets (in thousands, unaudited) As of September 30, As of December 31, 2024 2023 Assets Current assets: Cash and cash equivalents $124,364 $88,049 Restricted cash 132,577 137,788 Accounts receivable, net 17,979 14,242 Prepaid expenses and other current assets 24,004 25,766 Total current assets 298,924 265,845 Property and equipment, net 50,013 56,717 Intangible assets, net 17,336 114,464 Goodwill 171,856 171,879 Other long-term assets 45,901 54,643 Total assets $584,030 $663,548 Liabilities, Temporary Equity, and Equity Current liabilities: Accounts payable $36,720 $30,353 Funds payable to owners 119,545 178,670 Hospitality and sales taxes payable 38,232 45,179 Deferred revenue 73,921 105,217 Future stay credits 161 584 Accrued expenses and other current liabilities 62,659 62,820 Total current liabilities 331,238 422,823 Long-term debt, net of current portion ($24,460 held at fair value) 105,460 - Other long-term liabilities 27,122 33,079 Total liabilities $463,820 $455,902 Redeemable noncontrolling interests 18,967 76,593 Equity: Class A Common Stock(1) 3 3 Class B Common Stock 2 2 Additional paid-in capital 1,396,969 1,372,618 Accumulated deficit (1,293,936) (1,240,850) Accumulated other comprehensive loss (1,795) (720) Total equity 101,243 131,053 Total liabilities, temporary equity, and equity $584,030 $663,548 (1) As of September 30, 2024, we had approximately 15.8 million shares of Class A Common Stock outstanding, which excludes up to approximately 20.8 million shares of Class A Common Stock issuable as of such date upon the redemption, exercise or exchange of certain securities as follows: • approximately 6.8 million shares of Class A Common Stock issuable upon the redemption of common units of Vacasa Holdings LLC (and the cancellation of an equal number of shares of Class B Common Stock in connection therewith); • approximately 12.1 million shares of Class A Common Stock issuable upon the redemption of the Convertible Notes and Notes Option; • approximately 1.3 million shares of Class A Common Stock issuable upon the vesting of restricted stock units and performance stock units; • approximately 0.1 million shares of Class A Common Stock issuable upon the exercise of stock appreciation rights and options; • fewer than 0.1 million additional shares of Class A Common Stock issuable upon the redemption of common units of Vacasa Holdings LLC following the satisfaction of certain time-based vesting requirements; and • up to approximately 0.4 million shares of Class A Common Stock issuable upon the conversion of shares of our Class G Common Stock. Third Quarter 2024

Nine Months Ended September 30, 2024 2023 Cash from operating activities: Net loss ($94,755) ($451,712) Adjustments to reconcile net loss to net cash (used in) provided by operating activities: Credit loss expense 3,001 2,686 Depreciation 12,405 15,597 Amortization of intangible assets 13,063 46,143 Impairment of long-lived assets 84,000 46,000 Impairment of goodwill - 411,000 Impairment of right-of-use assets - 4,240 Future stay credit breakage (105) (1,180) Reduction in the carrying amount of right-of-use assets 7,050 7,833 Deferred income taxes 1 (6) Other gains and losses 819 (1,084) Fair value adjustment on financial instruments remeasured at fair value through earnings (4,475) (4,325) Convertible Notes and Notes Option issuance costs expensed as incurred 591 - Non-cash interest expense 162 161 Equity-based compensation expense 7,642 12,005 Change in operating assets and liabilities, net of assets acquired and liabilities assumed: Accounts receivable (6,691) 2,908 Prepaid expenses and other assets 8,981 10,358 Accounts payable 6,226 3,563 Funds payable to owners (59,554) (50,230) Hospitality and sales taxes payable (7,067) (2,188) Deferred revenue and future stay credits (31,921) (22,729) Operating lease obligations (7,471) (8,003) Accrued expenses and other liabilities 7,502 7,398 Net cash (used in) provided by operating activities (60,596) 28,435 Cash from investing activities: Purchases of property and equipment (1,542) (3,996) Cash paid for internally developed software (4,668) (5,689) Cash paid for business combinations, net of cash and restricted cash acquired - (664) Net cash used in investing activities (6,210) (10,349) Cash from financing activities: Cash paid for business combinations (8,121) (19,478) Cash paid for issuance costs from Convertible Notes and Notes Option (591) - Payments of long-term debt (125) (250) Proceeds from exercise of stock options 59 362 Proceeds from (payments to) Employee Stock Purchase Program, net of refunds (43) 716 Proceeds from borrowings on revolving credit facility 81,000 2,000 Proceeds from borrowings on Convertible Notes and Notes Option 30,000 - Repayment of borrowings on revolving credit facility - (2,000) Repayment of financed insurance premiums (3,956) (4,386) Other financing activities (47) (330) Net cash provided by (used in) financing activities 98,176 (23,366) Effect of exchange rate fluctuations on cash, cash equivalents, and restricted cash (266) (762) Net increase (decrease) in cash, cash equivalents, and restricted cash 31,104 (6,042) Cash, cash equivalents, and restricted cash, beginning of period 225,837 319,660 Cash, cash equivalents, and restricted cash, end of period $256,941 $313,618 7 Condensed Consolidated Statement of Cash Flows (in thousands, unaudited) Third Quarter 2024

Key Business Metrics

(In thousands, except GBV per Night Sold, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2024	2023	2024	2023
Gross Booking Value ("GBV")[1]	$670,135	$830,094	$1,602,206	$1,973,749
Nights Sold[2]	1,624	2,047	4,282	5,168
GBV per Night Sold[3]	$413	$406	$374	$382

(1) Gross Booking Value represents the dollar value of bookings from our distribution partners as well as those booked directly on our platform related to Nights Sold during the period and cancellation fees for bookings cancelled during the period (which may relate to bookings made during prior periods). GBV is inclusive of amounts charged to guests for rent, fees, and the estimated taxes paid by guests when we are responsible for collecting tax.

(2) Nights Sold is defined as the total number of nights stayed by guests in homes hosted on our platform in a given period.

(3) GBV per Night Sold represents the dollar value of each night stayed by guests on our platform in a given period. GBV per Night Sold reflects the pricing of rents, fees, and estimated taxes paid by guests.

Reconciliations of Non-GAAP Financial Measures
Adjusted EBITDA Reconciliation

(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2024	2023	2024	2023
Net income (loss)	$59,259	($402,458)	($94,755)	($451,712)
Add back:				
Depreciation and amortization of intangible assets	6,957	20,470	25,468	61,740
Impairment of long-lived assets	-	46,000	84,000	46,000
Impairment of goodwill	-	411,000	-	411,000
Interest income	(1,740)	(2,349)	(3,707)	(6,022)
Interest expense	2,892	561	3,845	1,873
Other income, net	(4,598)	(1,823)	(4,793)	(5,597)
Income tax (benefit) expense	(1,226)	(1,123)	339	(341)
Equity-based compensation	2,463	3,974	7,642	12,005
Business combination costs[1]	61	60	180	179
Restructuring[2]	5,023	3	16,737	9,326
Adjusted EBITDA	$69,091	$74,315	$34,956	$78,451

(1) Represents certain insurance costs from the strategic acquisition of TurnKey that are expected to be amortized through the first quarter of 2027.

(2) Represents costs associated with workforce reductions, consulting costs associated with our restructuring efforts, and certain right-of-use asset impairment costs related to the Company's leased corporate office space in Portland, Oregon and Boise, Idaho.

Third Quarter 2024 | 8

Reconciliations of Other Non-GAAP Financial Measures

(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2024	2023	2024	2023
Cost of revenue	$126,415	$150,789	$351,483	$417,046
Less: equity-based compensation	(9)	(29)	(38)	(91)
Less: restructuring[1]	10	-	(102)	(664)
Non-GAAP cost of revenue	$126,416	$150,760	$351,343	$416,291
Operations and support	$54,459	$64,998	$171,937	$187,662
Less: equity-based compensation	(139)	(390)	(346)	(1,117)
Less: restructuring[1]	118	(2)	(1,600)	(1,822)
Non-GAAP operations and support	$54,438	$64,606	$169,991	$184,723
Technology and development	$9,563	$16,026	$41,504	$45,900
Less: equity-based compensation	(380)	(647)	(1,457)	(1,550)
Less: restructuring[1]	(62)	-	(1,980)	(233)
Non-GAAP technology and development	$9,121	$15,379	$38,067	$44,117
Sales and marketing	$39,940	$57,658	$132,526	$171,559
Less: equity-based compensation	(74)	(460)	(561)	(2,004)
Less: restructuring[1]	(20)	-	(3,046)	(1,744)
Non-GAAP sales and marketing	$39,846	$57,198	$128,919	$167,811
General and administrative	$22,127	$19,328	$64,649	$61,402
Less: equity-based compensation	(1,861)	(2,448)	(5,240)	(7,243)
Less: business combination costs[2]	(61)	(60)	(180)	(179)
Less: restructuring[1]	(5,069)	(1)	(10,009)	(4,863)
Non-GAAP general and administrative	$15,136	$16,819	$49,220	$49,117

(1) Represents costs associated with workforce reductions, consulting costs associated with our restructuring efforts, and certain right-of-use asset impairment costs related to the Company's leased corporate office space in Portland, Oregon and Boise, Idaho.

(2) Represents certain insurance costs from the strategic acquisition of TurnKey that are expected to be amortized through the first quarter of 2027.

Third Quarter 2024 | 9

10 About Vacasa Vacasa is the leading vacation rental management platform in North America, transforming the vacation rental experience by integrating purpose-built technology with expert local and national teams. Homeowners enjoy earning significant incremental income on one of their most valuable assets, delivered by the company’s unmatched technology that is designed to adjust rates in real time to maximize revenue. Guests can relax comfortably in Vacasa’s approximately 38,000 homes in hundreds of destinations across the United States, and in Belize, Canada, Costa Rica, and Mexico, knowing that 24/7 support is just a phone call away. In addition to enabling guests to search, discover and book its properties on Vacasa.com and the Vacasa Guest App, Vacasa provides valuable, professionally managed inventory to top channel partners, including Airbnb, Booking.com and Vrbo. For more information, visit https://investors.vacasa.com. Third Quarter 2024

Forward Looking Statements Certain statements made in this Shareholder Letter are considered "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward- looking statements may be identified by the use of words such as "anticipate," "believe," "expect," "estimate," "plan," "outlook," and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect Vacasa's current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from Vacasa's expectations and projections. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: Vacasa's ability to execute its business plan and achieve the expected benefits of its reorganization and other cost saving measures it may take in the future; any indebtedness Vacasa may incur from time to time (including the Initial Notes issued on August 7, 2024 and any Additional Notes), Vacasa's cash position and its ability to raise additional capital or generate the significant capital necessary to expand its operations and invest in new offerings, including that additional financing (including Additional Notes) may not be available on acceptable terms or at all, or could be dilutive to Vacasa’s stockholders or impose additional restrictive debt covenants on its activities; Vacasa's ability to achieve profitability; Vacasa's ability to manage the impacts the reorganization will have on its systems, processes and controls, including its ability to address competitive challenges, manage its employee base, or maintain its corporate culture; Vacasa's past growth not being indicative of its future prospects; Vacasa's ability to compete in its industry; Vacasa's ability to attract and retain homeowners and guests; Vacasa's ability to provide high-quality customer service; Vacasa's ability to develop new or enhanced offerings and services; Vacasa's ability to maintain and enhance relationships with distribution partners; Vacasa's ability to cost-effectively drive traffic to its platform; Vacasa's ability to maintain and enhance its brand and reputation, and avoid negative publicity that could damage its brand; the safety of Vacasa's platform; Vacasa's ability to manage its international operations; Vacasa's ability to consummate or successfully integrate recent and future acquisitions; Vacasa's ability to attract and retain capable management and employees; increased personnel costs or labor shortages; declines or disruptions to the travel and hospitality industries or general economic downturns; the effects of seasonal and other trends on Vacasa's results of operations; risks related to localized events in states and regions where our managed units are concentrated; Vacasa's ability to obtain adequate insurance coverage for the needs of its business; any future impairment of Vacasa's long-lived assets or goodwill; significant fluctuations in Vacasa's results of operations from quarter to quarter and year to year as a result of seasonality and other factors; operational metrics subject to inherent challenges in measurement and real or perceived inaccuracies; upticks or downturns in bookings are not immediately reflected in Vacasa's results of operations; Vacasa's ability to manage funds held on behalf of customers; Vacasa's expectations regarding its tax liabilities and the adequacy of its reserves; any undetected errors on Vacasa's platform; Vacasa's reliance on third-party service providers in connection with key aspects of its platform and operations; Vacasa's ability to adapt to changes in technology and the evolving demands of homeowners and guests; Vacasa's ability to protect its intellectual property and its data; Vacasa's use of "open source" software; Vacasa's use of artificial intelligence in its business and risks related to cyberattacks, data security breaches, or other security incidents; Vacasa's ability to stay in compliance with laws and regulations, including tax laws, that currently apply or may become applicable to its business both in the United States and internationally and its expectations regarding the impact of various laws, regulations and restrictions that relate to its business; and risks related to the ownership of Vacasa's Class A Common Stock, including the significant influence its principal stockholders and holders of its convertible notes have over Vacasa. You should carefully consider the foregoing factors and the other risks and uncertainties described in the "Risk Factors" section of Vacasa's Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Securities and Exchange Commission (the "SEC"), its Form 10-Q filed with the SEC on August 9, 2024, as well as its other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. 11Third Quarter 2024

Use of Non-GAAP Financial Measures This letter includes Adjusted EBITDA, Non-GAAP cost of revenue, Non-GAAP operations and support expense, Non-GAAP technology and development expense, Non-GAAP sales and marketing expense and Non-GAAP general and administrative expense (collectively, the “Non-GAAP Financial Measures”), which are financial measures that are not defined by or presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Reconciliation of the Non-GAAP Financial Measures to their most directly comparable GAAP measure is contained in tabular format below. We use the Non-GAAP Financial Measures to evaluate our performance, identify trends, formulate financial projections, and make strategic decisions. Adjusted EBITDA is defined as net loss excluding: (1) depreciation and acquisition-related items consisting of amortization of intangible assets and impairments of goodwill and intangible assets, if applicable; (2) interest income and expense; (3) any other income or expense not earned or incurred during our normal course of business; (4) any income tax benefit or expense; (5) equity- based compensation costs; (6) one-time costs related to strategic business combinations; and (7) restructuring costs, including workforce reduction costs and certain right-of-use asset impairment costs. We calculate each of Non-GAAP costs of revenue, Non- GAAP operations and support expense, Non-GAAP technology and development expense, Non-GAAP sales and marketing expenses and Non-GAAP general and administrative expense by excluding, as applicable, the non-cash expenses arising from the grant of equity-based awards, one-time costs related to strategic business combinations, and restructuring costs. We believe these Non-GAAP Financial Measures, when taken together with their corresponding comparable GAAP financial measures, are useful for analysts and investors. These Non-GAAP Financial Measures allow for more meaningful comparisons of our performance by excluding items that are non-cash in nature or when the amount and timing of these items is unpredictable or one-time in nature, not driven by the performance of our core business operations and/or renders comparisons with prior periods less meaningful. The Non-GAAP Financial Measures have significant limitations as analytical tools, should be considered as supplemental in nature, and are not meant as a substitute for any financial information prepared in accordance with GAAP. We believe the Non-GAAP Financial Measures provide useful information to investors and others in understanding and evaluating our results of operations, are frequently used by these parties in evaluating companies in our industry, and provide useful measures for period-to-period comparisons of our business performance. Moreover, we present the Non-GAAP Financial Measures in this letter because they are key measurements used by our management internally to make operating decisions, including those related to analyzing operating expenses, evaluating performance, and performing strategic planning and annual budgeting. The Non-GAAP Financial Measures have significant limitations as analytical tools, including that: • these measures do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; • these measures do not reflect changes in, or cash requirements for, our working capital needs; • Adjusted EBITDA does not reflect the interest expense, or the cash required to service interest or principal payments, on our debt; • these measures exclude equity-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy; • Adjusted EBITDA and Non-GAAP general and administrative expense do not include non-recurring costs related to strategic business combinations; • Adjusted EBITDA does not include non-recurring impairment charges related to the Company's goodwill and intangible assets; • these measures do not reflect restructuring costs, including certain right-of-use asset impairment costs; • these measures do not reflect our tax expense or the cash required to pay our taxes; and • with respect to Adjusted EBITDA, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and such measures do not reflect any cash requirements for such replacements. The Non-GAAP Financial Measures are supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. These Non-GAAP Financial Measures should not be considered as substitutes for GAAP financial measures such as net loss, operating expenses or any other performance measures derived in accordance with GAAP. Also, in the future, we may incur expenses or charges such as those being adjusted in the calculation of these Non-GAAP Financial Measures. Our presentation of these Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items, and these Non-GAAP measures may be different from similarly titled metrics or measures presented by other companies. Our guidance may also include Adjusted EBITDA. A reconciliation of the Company’s Adjusted EBITDA guidance to the most directly comparable GAAP financial measure cannot be provided without unreasonable efforts and is not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that are made for depreciation and amortization of intangible assets, equity-based compensation expense, business combination costs, restructuring charges and other adjustments reflected in our reconciliation of historical Adjusted EBITDA, the amounts of which could be material. 12Third Quarter 2024

Key Business Metrics Definitions We collect key business metrics to assess our performance. Our key business metrics include Gross Booking Value (“GBV”), Nights Sold, and Gross Booking Value per Night Sold. GBV represents the dollar value of bookings from our distribution partners as well as those booked directly on our platform related to Nights Sold during the period and cancellation fees for bookings cancelled during the period (which may relate to bookings made during prior periods). GBV is inclusive of amounts charged to guests for rent, fees, and the estimated taxes paid by guests when we are responsible for collecting tax. Changes in GBV reflect our ability to add homes by attracting homeowners through our individual sales approach, and through portfolio transactions or strategic acquisitions, to retain homeowners and guests, and to optimize the availability and utilization of the homes on our platform. Changes in GBV also reflect changes in the pricing of rents, fees, and estimated taxes paid by guests. Changes in utilization of the homes on our platform and pricing of those homes are generally reflective of changes in guest demand. We define Nights Sold as the total number of nights stayed by guests in homes hosted on our platform in a given period. Nights Sold is a key measure of the scale and quality of homes on our platform and our ability to generate demand and manage yield on behalf of our homeowners. We experience seasonality in the number of Nights Sold. Typically, the second and third quarters of the year each have higher Nights Sold than the first and fourth quarters, as guests tend to travel more during the peak summer travel season. GBV per Night Sold represents the dollar value of each night stayed by guests on our platform in a given period. GBV per Night Sold reflects the pricing of rents, fees, and estimated taxes paid by guests. There is a strong relationship between GBV and Nights Sold, and these two variables are managed in concert with one another. 13Third Quarter 2024